Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: 	Eaton Vance Senior Floating-Rate Trust (the "Registrant")
       Registration File No.  811-21411

CIK No. 0001258623

Ladies and Gentlemen:

On behalf of the Registrant, transmitted herewith pursuant to Rule
30b1-1 under the Investment Company Act of 1940, as amended, is an amendment to the Registrant's Annual Form N-SAR filing for the year ended October 31, 2016 (the "Amendment"). This Amendment is being filed to reflect the signature in the internal control report of the Registrant's independent registered public accounting firm, which was not included in the Annual Form N-SAR filing that was made on December 29, 2016.

If you have any questions concerning the Amendment, please do not hesitate to contact me at (617) 672-8119.

Very truly yours,

/s/ James F. Kirchner

James F. Kirchner

Treasurer